Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 8, 2016 (except for Note 11, as to which the date is October     , 2016), in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-213891) and related Prospectus of Myovant Sciences Ltd. for the registration of its common shares.

Ernst & Young LLP

MetroPark, New Jersey

October     , 2016

The foregoing consent is in the form that will be signed upon completion of the reverse stock split of the common shares of the Company as described in Note 11 to the financial statements.

/s/ Ernst & Young LLP

Metro Park, New Jersey

October 17, 2016